Exhibit 99.4

Dear Current and Prospective Investors:

Welcome, and thank you for visiting our video center. We are pleased to share with you a number of brief educational videos covering our proposed merger between ThermoGenesis Corp. and TotipotentRX to form Cecsa Therapeutics.

We designed these videos to provide responses to the most commonly asked questions from our investors regarding TotipotentRX, the proposed merger, and our vision of Cesca Therapeutics.

In the first video, Ken Harris, the CEO of TotipotentRX and I discuss five key topics:
•	The Formation and Vision of TotipotentRX
•	Partnership with Fortis Healthcare
•	Clinical Trial Results
•	Cesca Therapeutics Advantages
•	Cesca Therapeutics Growth Funding Requirements & Sources

In the second video, Ken and I discuss the Indian clinical trial market, including these three topics:
•	Quality and US FDA Acceptance of Indian Clinical Trials
•	TotiRX Indian Clinical Trial Design & Protocol Development; US Partners & Collaborators
•	Cesca Therapeutics Clinical Development Cost Advantages

Lastly, in the third video, Mitch Sivilotti, Director and Biologist of TotipotentRX and I discuss the advantages of the ThermoGenesis cell processing platforms in regenerative medicine focusing on the following three topic areas:
•	Intelligent Cell Processing at the Patient Bedside
•	Consistent, High Quality Cell Yields
•	Commercially Scalable; Economically Delivered

We hope you find these videos to be informative and useful as you prepare to cast your merger vote or are considering a possible investment in our company.
Thank you for your time and consideration.

Sincerely,

/s/ Matthew Plavan
Matthew Plavan
Chief Executive Officer
ThermoGenesis, Corp